EXHIBIT 99.5

                           JEFFERSON BANKSHARES, INC.

                  DEFERRED COMPENSATION AND STOCK PURCHASE PLAN
                           FOR NON-EMPLOYEE DIRECTORS

                     AMENDED AND RESTATED DECEMBER 13, 1994


         1. PURPOSE OF THE PLAN. The purpose of the Deferred Compensation and Stock Purchase Plan for Non-Employee Directors (the "Plan") is to provide a means whereby a member of the Board of Directors of Jefferson Bankshares, Inc. (the "Company") or its subsidiary, Jefferson National Bank ("JNB"), or a member of any board which is advisory to such Boards of Directors, who is not an employee of the Company, JNB or one of their affiliates (a "Director") may, by filing the election as provided in Section 3, elect to receive in either cash or shares of Company common stock and, by filing the election as provided in
Section 4, elect to defer the payment of all or any portion of the fees payable for services rendered by the Director to the Company as a member of any such board or a committee of any such board ("Director Fees" or "Fees").

         2. ADMINISTRATION. The Plan will be administered by a committee established by the Board of Directors of the Company pursuant to Section 13 hereof (the "Committee"). All elections permitted or required under the Plan will be made by filing a written notice with the Committee in accordance with procedures
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established by the Committee pertaining to the form and timing of filing such elections.

         3. ELECTION TO RECEIVE SHARES OF COMMON STOCK. The Fees payable to a Director for services rendered to the Company will normally be paid in cash. By a timely election provided by and filed with the Committee, a Director may elect to receive any or all of his Director Fees in whole and fractional shares of Company common stock ("Shares"), determined by dividing (a) the amount of Fees subject to such election by (b) the Fair Market Value of the Shares on the first Investment Date following the date such Fees would have been paid in cash in the absence of such election. Whole and fractional Shares purchased for a Director pursuant to this Section 3, and not deferred pursuant to Section 4, shall be acquired in whole or in part directly from the Company by the Agent, as directed by the Committee, and shall be credited to an account established in the Director's name. A Director may at any time request that all or a portion of the whole or fractional Shares credited to his account be distributed to him by completing the appropriate form or forms provided by the Agent. Whole Shares shall be distributed in certificate form and fractional Shares shall be distributed in cash. Cash distributions with respect to Shares held for the Director shall be used to purchase additional Shares directly from the Company in accordance with the terms of the Company's Dividend Reinvestment Plan.
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         To the extent required to comply with Rule 16b-3, any election to receive Shares, or the revocation of any such election, shall be effective only with respect to Fees for services rendered at least six months after such election or revocation and shall not become effective until at least one month following the effective date of any previous election or revocation of an election. If no election is made, Director Fees will be paid in cash. The notice periods for making an election may be modified by the Committee.

         4. ELECTION TO DEFER. As part of the election filed pursuant to Section 3, or by a separate election, a Director may elect to defer receipt of Director Fees and specify the form of deferral as provided in Section 5. The deferral election shall relate only to Fees payable to the Director for services rendered after the date of filing of the election with the Committee. An election may be made at any time during a calendar year and, to the extent required to comply with Rule 16b-3, an election to have deferred Fees used to acquire Shares, or the revocation of any such election, shall be effective only with respect to Fees for services rendered at least six months after such election or revocation and shall not become effective until at least one month following the effective date of any previous election or revocation of an election. The notice periods for making a deferral election may be modified by the Committee.
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         5. FORM OF DEFERRAL OF FEES. Deferred Fees will be credited or otherwise accounted for in the form of cash ("Cash Fees") or Shares ("Share Fees") as specified by the Director at the time the election is made pursuant to
Section 4. If a Director has made a Share Fees election, he will be credited with the number of Shares determined by dividing (a) the amount of deferred Fees which would have been paid in cash in the absence of a deferral election by (b) the Fair Market Value of the Shares on the first Investment Date following the date such Fees would have been paid in cash in the absence of such election. A Director may change his election to be credited with Cash Fees or Share Fees for future services by filing a new election as provided in Section 4.

         6. CASH FEES ACCOUNTS. If a Director has elected to defer Cash Fees, an account established for the Director ("Cash Fees Account") will be credited with an amount as of the date on and equal to the amount which the Director would have received cash if no election had been made. In addition, as of the last day of each fiscal quarter, interest will be computed and credited to each Cash Fees Account on the balance as of the last day of the preceding fiscal quarter (including any Fees earned but not yet credited). The interest rate applied will be a rate determined by the Committee to be equal to the rate that would have been payable had the balance credited to the Director's Cash Fees Account as of the last day of the preceding fiscal quarter been invested in a six month certificate of deposit of JNB in a

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denomination of at least $1,000 on the last day of the preceding fiscal quarter.
All deferred Cash Fees will be a part of the general funds of the Company. Amounts credited to a Director in his Cash Fees Account shall be distributed in accordance with Section 9.

         7. SHARE FEES ACCOUNTS. If a Director has elected pursuant to Section 5 to defer Fees otherwise payable through the crediting of Shares, the Company shall either (a) cause such Shares to be credited to an account maintained in the name of the Trustee by the Agent to be held for the benefit of the electing Director ("Share Fees Account"), or (b) issue such Shares directly to itself as custodian for the electing Director to whom the Fees would be otherwise payable. Shares issued to the Trustee shall be registered in the name of, and held by, the Trustee. Shares issued to either the Trustee or the Company as custodians shall be held subject to the terms of the Plan. Any distributions with respect to Shares shall be issued or distributed to the Trustee or the Company, as the case may be, and held for the Director. Cash distributions with respect to
Shares held for the Director shall be used to purchase additional Shares directly from the Company in accordance with the terms of the Company's Dividend Reinvestment Plan.
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         8. TRUST ACCOUNT FOR SHARES. Shares acquired by the Trustee pursuant to
Section 7 shall be held in a trust established by the Company and shall remain subject to the claims of the Company's creditors and restricted, and may not be sold, hypothecated or transferred (including, without limitation, transfer by gift or donation) except that such Shares shall be distributed to Directors and such restrictions shall lapse in accordance with the directions of the Committee pursuant to Section 9 upon the occurrence of an "event of payment" described in
Section 10. The Director's right to receive Shares issued under Section 7 shall not be affected by a termination of the trust described herein except in the case of a termination of the trust because of the Company's insolvency.

         9. PAYMENTS FROM DIRECTORS' ACCOUNTS. The aggregate amount credited to a Director's Cash Fees Account or Share Fees Account will be paid as the Committee directs, either in a lump sum (or in the case of a Share Fees Account a single distribution of Shares) or in substantially equal annual installments of Shares or cash (plus in the case of a Cash Fees Account interest determined pursuant to Section 6 on the unpaid balance in the Cash Fees Account) over a period of years specified by the Committee. The first installment (or the lump sum payment) will be paid following the occurrence of an "event of payment" as provided in Section 10. A Director may request that the timing of payment of any or all of his Cash Fees Account or Share Fees Account be changed by delivering a written request to the
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Committee at any time before payment of that part of his account is to be made;
provided, that the timing of payment will be changed only if and to the extent that the Committee consents to the request.

         10. EVENTS OF PAYMENT. A Director's interest in his Cash Fees Account or Share Fees Account shall become distributable:

                  (a) promptly following the end of the Company's fiscal year in which any of the following events occurs:

                      (i) Death of the Director;

                      (ii) Disability of the Director preventing continued
             service on the Board;

                      (iii) Retirement of the Director from service as a
             Director of the Company in accordance with the policy on retirement of non-employee Directors then in effect;

                     (iv) Cessation of service as a Director for any reason
             other than those specified in  Subsections (i), (ii) and (iii); and

                  (b) immediately upon a Change in Control (as hereinafter defined).

         If a Director dies before all amounts credited to the Director's Cash Fees Account or Share Fees Account have been distributed, the balance will be paid promptly to the Director's designated beneficiary. If a Director dies without designating a beneficiary, or if the designated beneficiary predeceases the



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Director, the balance in the Director's Cash Fees Account and Share Fees Account
will be paid promptly to the executor or administrator of the Director's estate. All beneficiary designations will be made by and be effective upon receipt of written notice delivered to the Committee.

         11. DISCRETIONARY PAYMENTS FROM DIRECTORS' ACCOUNTS. The Committee may at any time and from time to time direct that any or all of the amounts credited to a Director's Cash Fees Account or Share Fees Account be paid out currently to the Director or that installment payments being made pursuant to Section 9 be accelerated. The Committee will make such directions according to its determination of what is in the best interests of a Director. No Director will have any right to direct how or whether the Committee will exercise its discretion.

         12. CHANGE OR TERMINATION OF ELECTION. A Director may change or terminate any election made pursuant to the Plan by delivering written notice to the Committee. The change or termination will become effective pursuant to procedures established by the Committee from time to time to ensure compliance with Rule 16b-3 and sections of the Internal Revenue Code and regulations thereunder pertaining to the non-recognition of deferred income. Generally, but subject to the foregoing, a notice of change or termination will only relate to Director Fees payable for services rendered after the receipt of notice by the Committee. Amounts credited to the account of a Director before

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the effective date of the change or termination will not be affected by the notice and will be paid out only in accordance with Sections 9 and 10 above.

         13. COMMITTEE. The Board of Directors of the Company will appoint a Committee to be responsible for administering this Plan. No Director who is eligible to participate in this Plan may be a member of the Committee. The Committee will have the authority to determine the forms and procedures by which a Director may make elections and give notices pursuant to this Plan, or which are otherwise required to implement the Plan. All decisions of the Committee concerning the administration and interpretation of this Plan will be final, conclusive and binding.

         14. NONASSIGNABILITY AND GENERAL RIGHTS. Neither the participation in this Plan, the crediting of amounts to a deferred compensation account, nor the right to receive any payment in the future under the Plan, will give a Director or a beneficiary any proprietary interest in the Company or any of its assets; and a Director or beneficiary will for all purposes be deemed to be a general creditor of the Company. The interests of a Director or beneficiary in the Plan cannot be assigned or pledged and will not be subject to the claims of creditors of the Director or the beneficiary of a deceased Director.
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         15. AMENDMENT. The Board of Directors will have the right to modify this Plan from time to time, with shareholder approval to the extent required by Rule 16b-3, or to terminate the Plan entirely; provided, however, that no modification or termination of the Plan will operate to annul an election already in effect for the fiscal year in which such modification or repeal is made.

         16. SHARE CERTIFICATES, VOTING AND OTHER RIGHTS. A Director shall be entitled to all rights of a shareholder with respect to Shares held for his benefit by the Trustee or the Company as custodian (as the case may be), including the right to direct the Trustee or the Company as to the voting of the Shares. The Trustee or the Company shall hold for deferred payment to the Director all Shares purchased with cash dividends and other distributions paid or made with respect to the Shares. When Shares become distributable under the terms of the Plan to a Director, the Company shall not issue fractions of Shares. Whenever under the terms of the Plan a fractional Share would otherwise be required to be issued, the Director shall be paid in cash for such fractional Share based upon the Fair Market Value on, or as of a recent date prior to, the date of distribution.

         17. GENERAL RESTRICTIONS. The issuance of Shares or the delivery of certificates for Shares to or for the benefit of Directors hereunder shall be subject to the requirement that, if at any time the General Counsel of the Company shall reasonably determine, in his discretion, that the listing, registration or

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qualification of such Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental body, is necessary or desirable as a condition of, or in connection with, such issuance and delivery thereunder, such issuance or delivery shall not take place unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not reasonably acceptable to the General Counsel.

         18. CHANGE IN CAPITAL STRUCTURE. In the event of any change in the Company's common stock by reason of any stock dividend, spin-off, split, combination of Shares, exchange of Shares, warrants or rights offering to purchase common stock at a price below its fair market value, reclassification, recapitalization, merger, consolidation or other change in capitalization, appropriate adjustment shall be made by the Committee in the number and kind of Shares subject to the Plan and any other relevant provisions of the Plan, whose determination shall be binding and conclusive on all persons.

         19. PRIOR PLAN ACCOUNTS; CASH FEES ACCOUNTS. When the Committee determines it is permissible to do so under Rule 16b-3, a Director may make a one-time election to have any or all of the balance in his Prior Plan Account invested in Shares. The making
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and timing of such election shall be in accordance with procedures established by the Committee.

         20. GOVERNING LAW. The Plan shall be construed and enforced pursuant to the laws of the Commonwealth of Virginia.

         21. EFFECTIVE DATE AND TERM. The Plan as amended and restated shall be effective as of the date it is adopted by the Board of Directors, subject to approval by the Company's shareholders; and shall remain in effect until amended or terminated by action of the Board as provided in Section 15.

         22. DEFINITIONS. As used herein, the following terms shall have the meanings indicated:


                  (a) Agent. The entity employed by the Company to make
                      -----
        purchases of Shares from the Company and to maintain accounts for the crediting of such Shares in accordance with Section 3 and Section 7.


                  (b) Change of Control. "Change of Control" means: (i) The
                      -----------------
        acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of

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                  the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

                       (ii) Individuals who, as of the date hereof, constitute
                  the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute

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                  at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company; or


                       (iii) Approval by the shareholders of the Company of a
                  reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution


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                  of the Company or of its sale or other disposition of all
                  or substantially all of the assets of the Company.


                       (c) Fair Market Value. "Fair Market Value" as of a
                  relevant date means the average of the lowest and highest sales prices of the Company's common stock as reported in the WALL STREET JOURNAL on such date (or, if there are no sales of the common stock on such date, the average of the low asked and high bid prices of the common stock as reported in the National Market System of the Nasdaq Stock Market at the close of business on such date).

                       (d) Gender and Number. Every pronoun used in the Plan
                  shall be of such sex or number as the text requires.

                       (e) Investment Date. "Investment Date" means the first
                  business day of each month on which the Nasdaq Stock Market is open for trading.

                       (f) Prior Plan. "Prior Plan" means the Company's Deferred
                  Compensation Plan for Directors as in effect immediately prior to the effective date specified in Section 21.


                       (g) Prior Plan Account. "Prior Plan Account" means
                  the account established under the Prior Plan to record the deferred cash Fees of a Director, including interest credited thereon pursuant to the terms of the Prior Plan.


                       (h) Trustee. "Trustee" means the entity selected by the
                  Committee and employed by the Company to hold Deferred

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                  Fees in trust for the benefit of the Directors and to
                  perform such other duties as directed by the Committee or the Company. The Trustee shall be independent and unrelated to the Company, JNB, or any of their affiliates, and shall have corporate trustee powers under applicable state law.

Approved by Board of Directors:     December 13, 1994
Approved by Shareholders:           April 25, 1995



                                 FIRST AMENDMENT

                                     TO THE

                           JEFFERSON BANKSHARES, INC.

                  DEFERRED COMPENSATION AND STOCK PURCHASE PLAN

                           FOR NON-EMPLOYEE DIRECTORS

         The Jefferson Bankshares, Inc. Deferred Compensation and Stock Purchase Plan for Non-Employee Directors (the "Plan"), as amended and restated as of December 13, 1994, is hereby further amended as follows:

         1. The first sentence of Section 7 of the Plan is deleted and replaced with the following new sentences:

         If a Director has elected pursuant to Section 5 to defer Fees otherwise payable through the crediting of Shares, the Company shall either (a) cause such Shares to be credited to an account maintained in the name of the Trustee by the Agent to be held for the benefit of the electing Director, or (b) issue such Shares directly to itself as custodian and credit the Shares to an account for the electing Director to whom the Fees would be otherwise payable. Such account shall be referred to as the Director's "Share Fees Account."

         2. Section 16 of the Plan is amended in its entirety to read as follows:

                  16.  Share Certificates and Voting.

                           (a) The Trustee or the Company shall hold for deferred payment to the Director all Shares purchased with cash dividends and other distributions paid or made with respect to the Shares. When Shares become distributable under the terms of the Plan to a Director, the Company shall not issue fractions of Shares. Whenever under the terms of the Plan a fractional Share would otherwise be required to be issued, the Director shall be paid in cash for such fractional Share based upon the Fair Market Value on, or as of a recent date prior to, the date of distribution.
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                           (b) The Trustee, or a co-fiduciary of the Company
         (within the meaning of applicable state law), shall exercise all voting, tender and similar rights with respect to Shares that are credited to a Director's Share Fees Account. Each Director shall be entitled to exercise all voting, tender and similar rights with respect to all other Shares purchased under the Plan.

         This Amendment is adopted as of January 28, 1997.



                                               JEFFERSON BANKSHARES, INC.


                                               By:___________________________
                                                        O. Kenton McCartney
                                                        President and CEO



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